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                                                                   EXHIBIT 10.58

                              TRANSITION AGREEMENT

       This Transition Agreement ("Agreement") is made by and between William Burke ("Executive") and Cholestech Corporation, its predecessors, successors and assigns ("Company") (collectively referred to as the "Parties"):

       WHEREAS, the Executive is employed by the Company as its Chief Financial Officer ("CFO");

       WHEREAS, the Company and Executive entered into an offer letter agreement dated March 14, 2001 (the "Offer Letter");

       WHEREAS, the Company and Executive entered into an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated March 15, 2001 (the "Confidentiality Agreement");

       WHEREAS, the Company and Executive entered into an Arbitration Agreement dated March 15, 2001 (the "Arbitration Agreement");

       WHEREAS, the Company and Executive entered into a Stock Option Agreement granting Executive the option to purchase shares of the Company's common stock subject to the terms and conditions of the Company's Stock Option Plan and the Stock Option Agreement (the "Stock Option Agreements");

       WHEREAS, the Company and Executive entered into a Severance Agreement dated July 17, 2001 (the "Severance Agreement");

       WHEREAS, the Company and Executive entered into a Change of Control Severance Agreement dated July 31, 2001 (the "Change of Control Severance Agreement");

       WHEREAS, the Company and Executive entered into a First Amendment to Change of Control Severance Agreement dated January 23, 2003 (the "Amended Change of Control Severance Agreement");

       WHEREAS, the Executive and Company have agreed that Executive will resign his position of CFO for Cholestech effective August 27, 2004;

       WHEREAS, the Parties wish to set forth the terms of the orderly transition of Executive's employment duties;

       NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

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                                    COVENANTS

       1. Transition Period. The term of this Agreement shall commence on July 1, 2004 and, provided Executive executes and does not revoke this Agreement, shall terminate on August 27, 2004 (the "Separation Date"). The Parties agree that Executive's employment with the Company shall be "at-will" employment and may be terminated at any time, for any or no reason, with or without notice and with or without cause, by either Executive or the Company.

            (a) Position. Executive agrees to remain with the Company in his current position through the Separation Date. Until the Separation Date, Executive shall be employed by the Company, reporting to the Company's Chief Executive Officer ("CEO"), and shall assume and discharge such responsibilities as may be requested and deemed necessary and appropriate by the CEO. Executive shall perform his duties faithfully and to the best of his ability. Executive may serve on the boards of directors of other entities and engage in other business activities outside of his employment with the Company but may not serve as an officer of another Company until his termination from Cholestech. Any duties must not materially interfere with his duties to the Company. It is expected that Executive will be available to work:

            - in Hayward on a regular full-time basis from July 1 through July 23, 2004

            - telecommuting from Dallas, Texas from July 24, 2004 through the Separation Date.

            (b) Salary. The Company will continue to pay Executive as compensation his base salary in effect as of July 1, 2004.

            (c) Benefits. During the transition period, Executive shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive's health insurance benefits with the Company will cease on August 31, subject to Executive's right to continue his health insurance under COBRA. All other benefits and incidents of employment will cease on the Separation Date.

            (d) Paid Time Off. Executive shall be entitled to accrue Paid Time Off ("PTO") in accordance with the Company's current policy for an employee of Executive's position and salary through August 27, 2004. Any accrued and unused PTO will be paid on the Separation Date.

            (e) Expenses. The Company shall reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties in accordance with the Company's expense reimbursement policy as in effect from time to time.

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            (f) Stock. The Parties agree that for purposes of determining the number of shares of the Company's common stock which Executive is entitled to purchase from the Company, pursuant to the exercise of any outstanding options, Executive will be considered to have vested only up to the Separation Date. As of Executive's Separation Date, all unvested stock options are cancelled, and Executive shall cease vesting under the Stock Option Agreements. The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Option Agreements.

       2. Additional Consideration. The Company agrees to pay Executive the lump sum of One Hundred Dollars ($100), less applicable withholding, in accordance with the Company's regular payroll practices (the "Separation Payment"). This Separation Payment will be made to Executive within five (5) business days after the Separation Date.

       3. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation, any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship, claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, sexual orientation, age (in particular, any claim under the Age Discrimination in Employment Act or Title VII of the Civil Rights Act of 1964), disability, national origin, or religion, as well as any claims for wrongful discharge, fraud, breach of contract, attorneys' fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.

       4. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

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       5. California Civil Code Section 1542. Executive represents that he is not aware of any claims against any of the Releasees. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

       6. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Executive's signature below constitutes his certification under penalty of perjury that he will return all documents and other items provided to Executive by the Company, developed or obtained by Executive as a result of his employment with the Company, or otherwise belonging to the Company, on or before the Separation Date.

       7. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes or California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. The Parties Agree that the decision of the arbitrator shall be in writing. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the Confidentiality Agreement. Executive acknowledges and agrees that Paragraph 10 of the Change of Control Agreement and Paragraph 7 of the Severance Agreement regarding arbitration shall remain in full force and effect and are fully incorporated herein.

       8. Non-Disparagement. Executive acknowledges and agrees that Paragraph 5 of the Severance Agreement regarding non-disparagement shall remain in full force and effect and is fully incorporated herein.

       9. Effective Date. This Agreement will become effective after it has been signed by both Parties and after seven days have passed since Executive signed the Agreement. Each party has seven days after that party signs the Agreement to revoke it.

       10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Executive's relationship with the Company, with the

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exception of the Confidentiality Agreement, the Stock Option Agreements, and the
Arbitration Agreement. Executive specifically acknowledges and agrees that this Agreement supersedes and replaces the Offer Letter, the Severance Agreement, the Change of Control Severance Agreement, and the Amended Change of Control Severance Agreement, except as set forth in Paragraphs 7 and 8 herein.

       11. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California.

       12. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

       13. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

            (a) They have read this Agreement;

            (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

            (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

            (d) They are fully aware of the legal and binding effect of this Agreement.

       IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                     CHOLESTECH CORPORATION

Dated: July 20, 2004                 By /s/ Warren E. Pinckert II
                                        ------------------------------------
                                     Warren E. Pinckert II
                                     Chief Executive Officer

                                     William Burke, an individual

Dated: July 21, 2004                 By /s/ William Burke
                                        ------------------------------------
                                     William Burke

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